2014 First Quarter Earnings Call February 7, 2014 www.BeaconRoofingSupply.com $- $100 $200 $300 $400 $500 $600 2014 2013 $520.4 $503.6 $119.7 $ 124.3 Sales Gross Profit / Margin 1 Quarterly Results 24.7% Existing Market Sales, Gross Profit & Gross Margin Existing Market Product Mix 46.4% 39.8% 13.8% Residential Roofing Non-Residential Roofing Complementary Northeast -1.6% Mid-Atlantic -2.6% Southeast 20.9% Southwest -1.4% Midwest 12.2% West 14.6% Canada -8.2% Total 3.3% Organic Sales Growth (Decline) 23.0% $ in millions Existing Market results above exclude branches acquired after the beginning of last year’s fourth quarter.

2014 First Quarter Earnings Call February 7, 2014 www.BeaconRoofingSupply.com 2 $ in millions 15.5% of Sales $- $20 $40 $60 $80 $100 2014 2013 $92.3 $91.2 17.7% of Sales 18.1% of Sales Existing Market Operating Expenses Quarterly Results Payroll & benefits 1.9$ Warehouse 0.9 Depreciation & amortization 0.6 Other general & administrative (0.9) Bad debt expense (0.7) Selling (0.7) Total 1.1$ Operating Expense Incr (Decr)

2014 First Quarter Earnings Call February 7, 2014 www.BeaconRoofingSupply.com 3 Existing Market Operating Margin Adjusted Diluted EPS* 0.0% 2.0% 4.0% 6.0% 8.0% 10.0% 2014 2013 5.3% 6.6% Quarterly Results $0.00 $0.10 $0.20 $0.30 $0.40 2014 2013 $0.30 $0.37 $0.00 * The Company’s management believes that "Adjusted Diluted Earnings/Loss Per Share (EPS)” is useful to investors because it permits investors to better understand year - over - year changes in underlying operating performance. While management believes Adjusted Diluted EPS is a useful measure for investors, it is not a measurement presented in accordance with United States generally accepted accounting principles (GAAP ). Investors should not consider Adjusted EPS in isolation or as a substitute for diluted earnings per share calculated in accordance with GAAP. (1) Earnings in the first quarter of fiscal 2013 were impacted by the following: a charge of $1.3 million ($0.8 million net of tax), or approximately $ 0.02 diluted earnings per share, for the recognition of the change in the fair value of certain interest rate derivatives; and a benefit o f $0.9 million ($ 0.5 million net of tax), or approximately $0.01 diluted earnings per share, for the recognition of certain termination benefits $0.37 (1) $0.30

2014 First Quarter Earnings Call February 7, 2014 www.BeaconRoofingSupply.com 4 $18.2 $15.0 $29.1 $39.2 $- $10 $20 $30 $40 $50 $60 $70 2013 2014 Net Income Non-Cash & Working Capital Adjustments $54.2 $47.3 $ in millions Cash Flow From Operations Quarterly Results